                                                                    EXHIBIT 99.1


                       REPORT OF INDEPENDENT AUDITORS

Board of Trust Managers
Columbus Realty Trust


We have audited the accompanying consolidated balance sheets of Columbus Realty Trust as of December 31, 1996, and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule of Columbus Realty Trust listed in the Index referenced at
Item 14(a). These financial statements and schedule are the responsibility of management of Columbus Realty Trust. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbus Realty Trust as of December 31, 1996, and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                               ERNST & YOUNG LLP



Dallas, Texas
January 28, 1997, except for
 Note 15, as to which the date
 is March 7, 1997

                             COLUMBUS REALTY TRUST
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                  ASSETS
                                               DECEMBER 31,
                                        -------------------------
                                            1996           1995
                                        -------------------------
Real estate:
  Land                                    $ 54,399       $ 48,104
  Buildings and improvements               285,104        232,428
  Furniture, fixtures, and equipment         4,696          4,433
  Construction-in-progress                  55,614         50,081
                                        -------------------------
                                           399,813        335,046
  Less accumulated depreciation             40,492         31,667
                                        -------------------------
  Real estate held for investment          359,321        303,379
  Real estate held for sale                  3,980              -
                                        -------------------------
                                           363,301        303,379

Cash and cash equivalents                    2,641         10,754
Restricted cash                                554            470
Accounts receivable                            663            861
Receivables from affiliates                    152            418
Deferred assets, net of accumulated
 amortization of $1,112 and $932
 at December 31, 1996 and 1995,
 respectively                                  420            454
Deferred financing costs, net of
 accumulated amortization of $2,197 and
 $1,438 at December 31, 1996 and 1995,
 respectively                                1,316          1,795
Other assets                                 5,529          2,845
                                        -------------------------
Total assets                              $374,576       $320,976
                                        =========================

          LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable                           $179,855       $145,492
  Accrued dividends                              -          4,322
  Accounts payable and accrued expenses      3,536          4,912
  Accrued interest                             288            292
  Accrued property taxes                     6,727          5,203
  Tenant security deposits                   1,671          1,273
  Prepaid rent                                 358            592
  Minority interest                          2,063          2,063
                                        -------------------------
Total liabilities                          194,498        164,149
Shareholders' equity:
  Preferred shares, $.01 par value;
   10,000,000 shares authorized;
   none issued or outstanding                    -              -
  Common shares, $.01 par value;
   100,000,000 shares authorized;
   13,059,137 and 11,524,618 shares
    issued at December 31, 1996
   and 1995, respectively                      131            115
  Additional paid-in capital               206,564        176,061
  Retained earnings (deficit)              (26,611)       (19,343)
                                        -------------------------

                                           180,084        156,833
  Less 900 common shares in treasury,
   at cost                                       6              6
                                        -------------------------

Total shareholders' equity                 180,078        156,827
                                        -------------------------
Total liabilities and shareholders'
 equity                                   $374,576       $320,976
                                        =========================

     The accompanying notes are an integral part of the financial statements.

                             COLUMBUS REALTY TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                (In thousands, except share and per share data)


                                             1996         1995         1994
                                        --------------------------------------

Revenues:
 Rental                                   $    45,910  $    39,023  $   28,963
 Property management                              298          479         640
 Interest and other                             2,322        1,749       1,278
                                        --------------------------------------
Total revenues                                 48,530       41,251      30,881

Expenses:
 Repairs and maintenance                        3,573        3,117       2,346
 Other property operating                       2,504        1,976       1,493
 Advertising                                      723          551         366
 General and administrative - properties        3,183        2,754       2,405
 General and administrative - corporate         2,073        2,057       1,841
 Real estate taxes                              6,382        5,025       3,687
 Interest                                       7,884        5,596       2,848
 Interest related to amortization of                           515
  deferred financing costs                        393                      474

 Depreciation and amortization                 10,603        9,232       6,660
                                        --------------------------------------
Total expenses                                 37,318       30,823      22,120
                                        --------------------------------------

Income from operations                         11,212       10,428       8,761
   Gain on sale of real estate                    246            -           -
                                        --------------------------------------
Net income                                $    11,458  $    10,428  $    8,761
                                        ======================================

Net income per common share, primary
 and fully diluted:
 Income from operations                         $0.92        $0.90       $0.89
  Gain on sale of real estate                    0.02            -           -
                                        --------------------------------------
 Net income                                     $0.94        $0.90       $0.89
                                        ======================================


Weighted average number of common shares
 outstanding (including common share
  equivalents):
 Primary                                   12,099,291   11,536,110   9,832,417
 Fully diluted                             12,142,069   11,556,269   9,845,759

      The accompanying notes are an integral part of the financial statements.

                             COLUMBUS REALTY TRUST

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (In thousands, except share data)



                               Common Shares                                           Treasury Shares
                           --------------------                                  --------------------------
                                                                 Retained                                            Total
                               Number               Paid-in      Earnings           Number of                    Shareholders'
                             of Shares     Amount   Capital      (Deficit)           Shares        Amount            Equity
                           -------------------------------------------------------------------------------------------------------

Balance at December 31,
 1993                         8,500,084    $ 85   $121,722       $ (6,347)                 -       $ -            $115,460
 Dividends declared                   -       -          -        (14,962)                 -         -             (14,962)
Net adjustments to
 purchase price                       -       -       (103)             -                  -         -                (103)
Issuance of common shares,
 net of offering costs        2,900,000      29     52,435              -                  -         -              52,464

Issuance of common shares
 under employee plan             13,200       -        245              -                  -         -                 245

Repurchase of common shares           -       -          -              -                900        (6)                 (6)
Net income                            -       -          -          8,761                  -         -               8,761
                             ---------------------------------------------------------------------------------------------
Balance at December 31,
 1994                        11,413,284     114    174,299        (12,548)               900        (6)            161,859

Dividends declared                    -       -          -        (17,223)                 -        -              (17,223)
Issuance of common shares
 under employee and
 shareholder plans              112,234       1      1,762              -                  -        -                1,763
Net income                            -       -          -         10,428                  -        -               10,428
                             ---------------------------------------------------------------------------------------------
Balance at December 31,
 1995                        11,525,518     115    176,061        (19,343)               900       (6)             156,827

Dividends declared                    -       -          -        (18,726)                 -        -              (18,726)
Issuance of common
 shares, net
 of offering costs            1,166,600      12     23,477              -                  -        -               23,489
Issuance of common shares
 under employee and
 shareholder plans              352,019       4      6,762              -                  -        -                6,766
Option exercise                  15,000       -        264              -                  -        -                  264
Net income                            -       -          -         11,458                  -        -               11,458
                             ---------------------------------------------------------------------------------------------
Balance at December 31,
 1996                        13,059,137    $131   $206,564       $(26,611)               900      $(6)            $180,078
                             =============================================================================================

     The accompanying notes are an integral part of the  financial statements.

                             COLUMBUS REALTY TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                (In thousands)

                                                    1996       1995        1994
                                                ---------------------------------
OPERATING ACTIVITIES
Net income                                      $ 11,458   $ 10,428   $   8,761
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization                   10,603      9,232       6,660
  Amortization of deferred financing
   costs                                             393        515         474
  Gain on sale of real estate                       (246)         -           -
  Noncash compensation expense related
   to issuance of shares to employees                  -          -         245

  Net effect of changes in operating
   assets and liabilities                         (2,791)     2,248       3,380
                                               ---------------------------------
Net cash provided by operating
 activities                                       19,417     22,423      19,520

INVESTING ACTIVITIES
Acquisition of properties                         (7,095)    (6,648)    (84,862)
Acquisition of ownership interests in
 predecessors                                          -          -        (103)
Payment of construction costs                    (58,592)   (54,322)    (20,465)
Proceeds from sale of real estate                    520          -           -
Improvements to real estate investments           (2,214)    (3,331)     (2,638)
Purchase of furniture, fixtures, and
 equipment                                          (312)      (605)       (933)
Increase in restricted cash                          (84)       (31)       (439)
                                               ---------------------------------
Net cash used in investing activities            (67,777)   (64,937)   (109,440)

FINANCING ACTIVITIES
Net proceeds from offerings of common
 shares                                           23,915          -      53,114
Proceeds from employee and shareholder
 plans                                             5,810      1,188           -
Payment of offering costs                           (513)      (231)     (2,132)
Proceeds from notes payable                       59,206    118,342     103,813
Payment of financing costs                          (280)    (1,180)     (1,170)
Payment of notes payable                         (24,843)   (52,174)    (52,552)
Payment of dividends                             (23,048)   (17,181)    (10,682)
Purchase of treasury stock                             -          -          (6)
                                                --------------------------------
Net cash provided by financing
 activities                                       40,247     48,764      90,385
                                                --------------------------------

Net (decrease) increase in cash and
 cash equivalents                                 (8,113)     6,250         465
Cash and cash equivalents at beginning
 of period                                        10,754      4,504       4,039
                                               ---------------------------------

Cash and cash equivalents at end of
 period                                          $  2,641   $ 10,754   $   4,504
                                               =================================

Supplemental cash flow information:
  Interest payments, including $5,148,
   $3,072 and $941 capitalized in 1996,
   1995 and 1994, respectively                   $ 13,036   $  8,619   $   3,555

Noncash investing and financing
 activities:
  Issuance of shares under employee
   plans                                         $  1,305   $    807   $       -
  Contribution of land                           $      -   $  2,063   $       -

     The accompanying notes are an integral part of the financial statements.

                             COLUMBUS REALTY TRUST

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND FORMATION

Columbus Realty Trust (the Company) was organized as a Texas real estate investment trust on October 12, 1993, to continue the multifamily operations of Columbus Realty Holdings, Inc. (CRH) and certain of its affiliates and predecessors (collectively, the Columbus Group). The Company commenced operations December 29, 1993, upon completion of an initial public offering of 6,898,566 common shares at a price of $17.25 per share.

Net proceeds from the public offering were approximately $111.6 million before offering costs. In connection with the offering, the Company drew $15 million on a credit facility agreement (the Credit Facility, more fully described in Note
5), for total proceeds of approximately $126.6 million. The proceeds were primarily used to pay off mortgage notes payable and the related debt prepayment penalties of the Columbus Group and of Texana-RAT II Associates, Inc. and certain of its affiliates (collectively, the Texana Group), and for the acquisition of the ownership interests in certain properties of the Columbus Group and the Texana Group (collectively, the predecessors to Columbus Realty Trust).

Upon consummation of the public offering, the ownership interests of the predecessors to Columbus Realty Trust in twelve multifamily residential properties, two industrial properties and one retail property were transferred to the Company. The properties are located primarily in the greater Dallas, Texas, metropolitan area. In addition, the property management contracts of affiliates of the predecessors to Columbus Realty Trust were transferred to Columbus Management Services, Inc. (CMSI), a wholly owned subsidiary of the Company. CMSI manages the properties of the Company, as well as properties owned by other parties.

The ownership interests, with a net book value of approximately $17.0 million, and the property management contracts were acquired for a purchase price of approximately $16.2 million, plus 1,601,518 common shares and options for 100,000 shares at an option price of $19.8375 per share.

For financial reporting purposes, the ownership interests acquired were recorded by the Company at their historical values, with the exception of the payments made to the third-party owners, which have been accounted for under the purchase method of accounting. The payments made to third-party owners have been allocated to the related real estate based on their estimated fair values.

CONSOLIDATION AND PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, CMSI, and Addison Circle One, Ltd. The formation of Addison Circle One, Ltd. is more fully discussed in Note 3. All significant intercompany transactions and accounts have been eliminated. Certain prior year financial statement amounts have been reclassified to conform with current year presentation.

USES OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company has made an election to be taxed as a real estate investment trust
(REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code). As a REIT, the Company generally is not subject to federal income tax to the extent it distributes at least 95% of its REIT taxable income to its shareholders. Shareholders are taxed on dividends declared and must report such dividends as either ordinary income, short term gains, long term gains, or as return of capital. No provision for federal income taxes has been included in the Company's financial statements as of December 31, 1996, 1995, or 1994 (see Note 6).

If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

Earnings and profits, which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due to differences for federal tax purposes in the estimated useful lives used to compute depreciation and the carrying value (basis) of the investment in properties.

REVENUE RECOGNITION

Rental income attributable to residential leases is recorded when due from residents. Rental income from the industrial and retail properties is recognized on a straight-line basis over the term of the related lease.

REAL ESTATE ASSETS AND RELATED DEPRECIATION

Real estate assets held for investment are stated at depreciated cost unless the asset is determined to be impaired. The Company records impairment losses on its real estate assets when events and circumstances indicate that the assets might be impaired and the expected undiscounted cash flows are less than the carrying amounts of those assets. In cases where the Company does not expect to recover its carrying costs, the Company reduces its carrying costs to fair value. No such impairment losses have been recognized to date.

Real estate assets held for sale are stated at the lower of depreciated cost, or fair market value less selling costs at the date the Company begins marketing efforts to sell the properties. The Company records impairment losses on real estate investments held for sale if the Company determines the fair market value less selling costs is less than depreciated cost. No such impairment losses on real estate held for sale have been recognized to date. In 1996, the Company began marketing efforts with respect to certain of its condominium units (see
Note 4). No depreciation of the real estate assets held for sale has been recognized since the inception of marketing efforts for the properties.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REAL ESTATE ASSETS AND RELATED DEPRECIATION (CONTINUED)

Costs related directly to the acquisition, development and improvement of real estate, including tenant improvements on the industrial and retail properties, are capitalized. Interest costs incurred during construction periods are capitalized.

Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the expected useful lives of depreciable property, which is generally 15 to 40 years for buildings and improvements, and 5 to 7 years for furniture, fixtures and equipment.

Costs incurred in connection with resident turnover such as unit cleaning, painting, carpet cleaning or replacement, appliance replacement, and other associated costs are expensed as incurred.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all cash and cash equivalent investments with original maturities of three months or less.

RESTRICTED CASH

Restricted cash includes an escrow account established for property taxes on a property and a construction deposit for public infrastructure improvements made on one of the Company's development projects.

DEFERRED ASSETS

Deferred assets include costs incurred in obtaining tenant leases at the Company's industrial and retail properties. Such costs are amortized over the term of the related lease using the straight-line method.

DEFERRED FINANCING COSTS

Loan origination costs and commitment fees are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the initial term of the related note payable.

STOCK COMPENSATION

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and intends to continue to do so. See Note 7 for a discussion of the Company's stock compensation arrangements and pro forma disclosure of the effect on income from operations and earnings per share of such arrangements pursuant to the requirements of Financial Accounting Standards Board Statement 123, Accounting for Stock-Based Compensation (SFAS 123).

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS

The Company invests primarily in multifamily residential properties. At December 31, 1996, the Company owned 26 multifamily residential properties, two industrial properties, one retail property, one development site, and had five multifamily residential properties under development. All but three of these properties are located in the Dallas, Texas, metropolitan area. The multifamily residential industry is highly competitive and the Company competes with other REITs as well as other real estate owners and developers with respect to the acquisition of land for development and the acquisition of existing multifamily residential properties. In addition the Company's properties compete with other multifamily residential properties for residents. The Company believes that the location and quality of its multifamily residential properties, the management services and amenities provided to residents, and its long-term commitment to the ownership of its properties and to its surrounding communities are the principal competitive factors affecting its real estate investments.

2.  REAL ESTATE

YEAR ENDED DECEMBER 31, 1996

ACQUISITIONS OF DEVELOPMENT SITES

The Company purchased four multifamily residential development sites in the year ended December 31, 1996. All of the acquisitions were funded through the Company's Credit Facility more fully described in Note 5.

Two development sites were purchased in the Uptown district of Dallas, Texas, for an aggregate purchase price of approximately $5.2 million in January 1996. Construction of a 196-unit multifamily residential project, The Heights of State-Thomas, began on one of the sites in the fourth quarter of 1996. Development of the second site is expected to begin in 1997. A third multifamily development site in the Uptown district was acquired in July 1996 for approximately $1.3 million. Construction of a 186-unit multifamily residential project, Cole's Corner, began on this site in August 1996.

The Company acquired a multifamily residential development site in Jackson, Mississippi, for approximately $620,000 in February 1996. Construction of a 240-unit multifamily residential project, Columbus Pointe, began on this site in the second quarter of 1996.

COMPLETED CONSTRUCTION

The Company completed construction of five multifamily residential projects during the year ended December 31, 1996. The aggregate development and construction costs of the projects as set forth in the table below have been reclassified from construction in progress to buildings and improvements in the Company's consolidated financial statements as of December 31, 1996.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996
2.  REAL ESTATE (CONTINUED)

COMPLETED CONSTRUCTION (CONTINUED)

                                     Number                          Development/Construction
    Project Name       Location     of Units     Completion Date               Cost
    ------------       --------     --------     ---------------               ----
                                                                          (in thousands)
Hackberry Creek II    Dallas, TX       192       April 1996                  $ 9,617
The Abbey             Dallas, TX        34       April 1996                    4,364
The Vineyard          Dallas, TX       116        May 1996                     7,418
Winsted Village       Dallas, TX       314       August 1996                  15,881
Columbus Square       Dallas, TX       218     September 1996                 18,120
                                       ---                                    -------
                                       874                                    $55,400
                                       ===                                    =======

YEAR ENDED DECEMBER 31, 1995

ACQUISITIONS

In March 1995 the Company acquired a 160-unit multifamily residential property known as The Parks, located in Coppell, Texas. The purchase price of approximately $6.6 million was funded through the Company's Credit Facility.

The Company acquired two condominium units in the Ascension Point Phase I condominium community located in Arlington, Texas, during the year ended December 31, 1995, for purchases prices totaling $98,000. The purchases were funded from the Company's cash reserves.

COMPLETED CONSTRUCTION

The Company completed construction of three apartment projects during the year ended December 31, 1995, as set forth in the table below.

                                       Number                         Development/Construction
    Project Name       Location       of Units     Completion Date             Cost
    ------------       --------       --------     ---------------             ----
                                                                           (in thousands)
Trace II              Jackson, MS        204        January 1995             $ 7,488
Uptown Village        Dallas, TX         300          May 1995                13,144
Ascension Point II    Dallas, TX          86       September 1995              4,598
                                         ---                                  -------
                                         590                                 $25,230
                                         ===                                  =======

3.  REAL ESTATE JOINT VENTURE

In December 1995 the Company executed a partnership agreement with Gaylord Properties, Inc. for the development and construction of a 460-unit multifamily and retail development to be known as Addison Circle One. The partnership, Addison Circle One, Ltd., was formed pursuant to a master development agreement between the Company and Gaylord Properties, Inc. The Company paid an affiliate $150,000 in January 1996 upon formation of Addison Circle One, Ltd. See Note 10.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

3.  REAL ESTATE JOINT VENTURE (CONTINUED)

The Company, as general partner in Addison Circle One, Ltd. made an initial capital contribution of approximately $8.6 million to the partnership, funded through the Company's Credit Facility. Gaylord Properties, Inc., as limited partner, contributed the development site valued at $2.1 million to the partnership. The limited partner contribution has been reflected in the Company's consolidated financial statements as a minority interest. The assets and liabilities of Addison Circle One, Ltd. have been consolidated in the Company's consolidated balance sheets as of December 31, 1996, and 1995. The formation and operations of Addison Circle One, Ltd. had no effect on the Company's statements of operations for the years ended December 31, 1996, and 1995.

The Company is solely responsible for the operation of the partnership, construction and development of Addison Circle One, and management of the property upon completion. Construction on Addison Circle One began in January 1996. Addison Circle One, Ltd., obtained a $21.3 million construction loan for the unfunded projected development costs in June 1996, as more fully described in Note 5.

4.  REAL ESTATE HELD FOR SALE

In June 1996 the Company began marketing efforts to sell 130 condominium units owned by it in the Springstead and Villas of Valley Ranch condominium communities located in Dallas, Texas. The aggregate net book value of the condominium properties totaling approximately $4.0 million has been classified as real estate held for sale in the Company's consolidated financial statements as of December 31, 1996.

Six units in the Villas of Valley Ranch condominium community were sold during the year ended December 31, 1996, for net proceeds of $433,000 resulting in a net gain of approximately $246,000.

5.  NOTES PAYABLE

CREDIT FACILITY

The Company's $170 million Credit Facility is secured by a first mortgage and assignment of rents on all of the Company's real estate portfolio, except for the Lakeside Village Apartments and nine properties securing a loan from Nationwide Life Insurance Company, more fully described below. The Credit Facility, as amended in February 1995 and March 1996, bears interest at LIBOR (5.50% at December 31, 1996) plus 165 basis points on completed property debt and LIBOR plus 205 basis points on development property debt. When the Credit Facility matures on December 31, 1997, the Company will be required to secure substitute financing for the balance then outstanding.

Approximately $118.0 million and $84.7 million was outstanding under the Credit Facility at December 31, 1996, and 1995, respectively. The unused commitment under the Credit Facility at December 31, 1996, was approximately $52.0 million. The Company's weighted average borrowing rates during 1996 were 7.10% on completed property debt and 7.53% on development debt. The Company's weighted average borrowing rates during 1995 were 7.78% on completed property debt and 8.22% on development debt. The Company's ability to draw amounts under the Credit Facility from time to time is subject to the satisfaction of certain conditions. The payment of dividends and capital share repurchases are restricted to 90% of funds from operations, as defined by NAREIT, plus net taxable gain from the sale of properties.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

5.  NOTES PAYABLE  (CONTINUED)

CREDIT FACILITY (CONTINUED)

The Credit Facility requires the Company to maintain a minimum level of tangible net worth and also to meet specified ratios of liabilities to market capitalization, liquid assets and debt to market capitalization.

CONSTRUCTION LOAN

In June 1996 Addison Circle One, Ltd., an affiliated partnership, the majority interest of which is held by the Company, obtained a $21.3 million construction loan from Wells Fargo Realty Advisors Funding, Inc. (Wells Fargo). The loan will be funded in increments corresponding to the development and construction costs incurred to complete the Addison Circle One multifamily residential and retail project more fully described in Note 3.

The Wells Fargo loan is secured by a first lien deed of trust on the land and improvements comprising the project and a security interest in its rents and leases. Interest is due and payable monthly at LIBOR plus 165 basis points applied to the daily principal balance outstanding (7.27% at December 31, 1996). The loan matures in June 1999 when the principal balance then outstanding is due. Approximately $1.9 million had been drawn on the construction loan as of December 31, 1996.

MORTGAGE LOANS

In November 1995, $50 million of variable rate debt outstanding under the Credit Facility was retired when the Company closed on a $50 million loan from Nationwide Life Insurance Company (Nationwide). The 7.45% fixed-rate loan (principal balance of approximately $49.3 million at December 31, 1996) is collateralized by nine completed multifamily residential properties. Regular principal payments required to amortize the note are $768,000 in 1997, $828,000 in 1998, $892,000 in 1999, $960,000 in 2000, approximately $1.0 million in 2001, and approximately $1.0 million in 2002 until the note's maturity in November 2002 when the scheduled unpaid principal balance of approximately $43.8 million is due.

The Company obtained approximately $11 million in financing from an unaffiliated third party in connection with the purchase of the Lakeside Village Apartments in May 1994. The note payable (principal balance of approximately $10.7 million at December 31, 1996) bears interest at 7% per annum, requires monthly payments of principal and interest, and matures in May 1999 when the scheduled unpaid principal balance of approximately $10.4 million is due. Regular principal payments required to amortize the note are $133,000 in 1997, $143,000 in 1998, and $62,000 in 1999.

6.  SHAREHOLDERS' EQUITY

Common shareholders are entitled to one vote for each share held on all matters presented for a vote of shareholders. There is no right of cumulative voting in connection with the election of Trust Managers. Shareholders are entitled to receive pro rata, such dividends, if any, as may be declared by the Board of Trust Managers in their discretion from funds legally available. Upon liquidation or dissolution, shareholders are entitled to share ratably in all assets available for distribution to shareholders, subject to the rights of the holders of the Company's creditors and to the rights of any preferred class of the Company's securities (if any are outstanding). The common shareholders have no redemption, preference, conversion, exchange or preemptive rights to subscribe to any securities of the Company. The common shares issued are fully paid and non-assessable.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

6.  SHAREHOLDERS' EQUITY (CONTINUED)

For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include pension funds and certain other tax-exempt entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The Company's Declaration of Trust provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the total outstanding shares, subject to certain exceptions.

EQUITY OFFERINGS

The Company sold 2,700,000 common shares in a second public offering in July 1994, receiving net proceeds of approximately $48.8 million after underwriting commissions and offering costs. In August 1994, the Company received approximately $3.8 million for an additional 200,000 shares sold pursuant to the underwriters' exercise of a portion of an overallotment option. The aggregate net proceeds of approximately $52.6 million were used to repay a portion of the indebtedness then outstanding on the Company's Credit Facility.

In January 1995 the Company registered for resale 1,940,618 restricted common shares issued in connection with the formation of the Company with the Securities and Exchange Commission. Approximately $78,000 was incurred for legal and accounting fees related to the registration, and has been reflected in the Company's financial statements as additional paid in capital.

The Company registered an aggregate of $200 million of debt securities, common shares, preferred shares and warrants (collectively, the Registered Securities) pursuant to a "shelf" Registration Statement with the Securities and Exchange Commission in August 1996. The Registered Securities may be issued separately or together, in separate series, and in amounts and at prices and terms to be determined by the Company. In October 1996 the Company completed the sale of 1,166,600 of the Registered Securities to certain institutional investors. The Company received net proceeds of approximately $23.5 million after expenses from the sale of such common shares for $20.50 per share. The proceeds were used to repay a portion of the Company's indebtedness under the Credit Facility.

INCOME PER SHARE

Income per share has been computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding during the periods presented. In years in which there are no earnings, common share equivalents are not included in the computation as they are anti-dilutive.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

6.  SHAREHOLDERS' EQUITY (CONTINUED)

DIVIDENDS

During the year ended December 31, 1996, the Company modified its policy regarding the timing of its declaration and payment of quarterly dividends such that dividends will be declared and paid in the same calendar quarter. The following table presents the sources of the four quarterly dividends declared during the year ended December 31, 1996 on a per common share basis. The characterization of the dividends for federal income tax purposes has been allocated based upon the earnings and profits of the Company for the year ended December 31, 1996.


                                                                               Long-term
                                                  Ordinary         Return       Capital     Total
     Record                      Payment           Income        of Capital       Gain      Dividend
      Date                         Date            (63.3%)        (35.1%)        (1.6%)      (100%)
-----------------------------------------------------------------------------------------------------
March 25, 1996                 April 15, 1996      $0.237        $0.132          $0.006      $0.375
June 28, 1996                   July 15, 1996       0.250         0.139           0.006       0.395
September 30, 1996            October 15, 1996      0.250         0.139           0.006       0.395
December 23, 1996             December 26, 1996     0.250         0.139           0.006       0.395
                                                 --------------------------------------------------
                                                   $0.987        $0.549          $0.024      $1.560
                                                 --------------------------------------------------

DIVIDEND REINVESTMENT PLAN

Effective with the first quarterly dividend in 1995, the Company adopted a dividend reinvestment and share purchase plan (the Dividend Reinvestment Plan). Under terms of the Dividend Reinvestment Plan, common shareholders are eligible to purchase the Company's common shares directly from the Company with all or any portion of the quarterly dividend for a purchase price of 95% of the then current market price for the shares. Shareholders may also make additional cash purchases of additional shares on the same terms, not to exceed $10,000 per quarter, subject to certain other limitations. Under the Dividend Reinvestment Plan, the Company issued 276,762 common shares for net proceeds of approximately $5.4 million in the year ended December 31, 1996, and 63,669 common shares for net proceeds of approximately $1.0 million in the year ended December 31, 1995.

7.  SHARE OPTION PLANS

In connection with the initial public offering, the Company established the Columbus Realty Trust 1993 Share Option Plan (the Share Option Plan). A maximum of 1,400,000 common shares were reserved for issuance under the Share Option Plan which provides for the grant of incentive and nonqualified options. The plan provides for the right of an option holder to elect to receive, in lieu of common shares issuable upon exercise of the option, cash or common shares equal to the excess of the market price of the common shares over the exercise price for such common shares. The share options are exercisable beginning six months from the date they are granted and are exercisable over a period determined by the Plan Administrators, but no longer than ten years after the date they are granted. All common share options authorized under the plan were granted as of December 31, 1996.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

7.  SHARE OPTION PLANS (CONTINUED)

In January 1996 the Company established the Long-Term Management Incentive Plan (Management Incentive Plan) pursuant to which the Plan Administrators are authorized to award 500,000 common shares in the form of share options, share purchase awards and restricted and unrestricted share awards under such terms as allowed in the plan. Pursuant to the Management Incentive Plan, the Company awarded 228,876 nonqualified options to employee and non-employee Trust Managers, executives and employees in the year ended December 31, 1996.

Additionally, 260,000 common shares were reserved for issuance pursuant to performance based share performance awards to certain executive officers and 11,124 common shares were awarded as share bonuses as described in Note 8.

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model and the following assumptions: a dividend yield of 7.826% and a volatility factor of 0.165 based on the average monthly closing price of the Company's common shares since inception (December 29, 1993), risk free interest rates ranging from 5.80% to 6.89% corresponding to the expected lives of the grants, and expected lives generally corresponding to the terms of the grants (weighted average of approximately nine years).

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of the pro forma disclosures required by SFAS 123, the estimated fair value of options granted after December 31, 1994, is amortized to expense over the options' vesting periods. SFAS 123 does not require pro forma presentation for the year ended December 31, 1994, or earlier. The Company's pro forma information follows (in thousands except for share and per share data):

                                          Year Ended December 31,
                                             1996         1995
                                        --------------------------
Pro forma net income                      $    11,162  $    10,369

Pro forma earnings per share              $      0.91  $      0.90
Pro forma fully diluted weighted
 average number of common
 shares outstanding                        12,221,123   11,557,721

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996


7.  SHARE OPTION PLANS (CONTINUED)

SUMMARY OF SHARE OPTION ACTIVITY

                                 Number of Options,      Number of Options,      Number of              Total
                                  Share Option Plan       Incentive  Plans       Options, Other        Options
                                 --------------------------------------------------------------------------------------
Outstanding, December 31, 1993       860,000   (a)                 -               340,000  (b)         1,200,000
Options granted                       50,000   (c)                 -                     -                 50,000
Options exercised                          -                       -                     -                      -
Options expired                            -                       -                     -                      -
                                 --------------------------------------------------------------------------------------
Outstanding, December 31, 1994        910,000                      -               340,000               1,250,000

Options granted                       335,000                      -                     -                 335,000  (d)
Options exercised                           -                      -                     -                       -
Options expired                             -                      -                     -                       -
                                 --------------------------------------------------------------------------------------
Outstanding, December 31, 1995       1,245,000                     -               340,000               1,585,000  (e)
Options granted                        155,000                228,876                    -                 383,876  (f)
Options exercised                      (15,000)                     -                    -                 (15,000) (g)
Options expired                              -                      -                    -                       -
                                 --------------------------------------------------------------------------------------
Outstanding, December 31, 1996       1,385,000                 228,876             340,000               1,953,876  (h)
                                 ======================================================================================

_________________________

(a) Option prices range from $17.25 to $17.375 per share.

(b) Granted to affiliates and non-affiliates in connection with development site acquisitions. Option price of $19.8375 per share.

(c) Option prices range from $17.25 to $18.375 per share.

(d) Weighted average option price of $18.60 per share. Weighted average fair value according to the Black Scholes option valuation model of $1.15 per share.

(e) Weighted average option price of $18.11 per share.

(f) Weighted average option price of $20.39 per share. Weighted average fair value according to the Black Scholes option valuation model of $1.20 per share.

(g) Weighted average option price of $17.63 per share.

(h) Weighted average option price and contractual life of $18.56 per share and
    93.8 months, respectively. Option prices range from $17.25 to $20.875 per share.

The number of common share options exercisable as of December 31, 1996, 1995, and 1994 were 1,670,137; 1,363,781; and 965,442, respectively. The weighted average option price of options exercisable at December 31, 1996, is $18.31.

8. SHARE BONUS AND INCENTIVE PLANS

The Company has established certain bonus and incentive plans for the purpose of advancing the long term interests of the Company and its shareholders by increasing the grantees' ownership in the Company, and providing additional incentive to promote its success and growth.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996


8.  SHARE BONUS AND INCENTIVE PLANS (CONTINUED)

During the year ended December 31, 1994, the Company issued all of the 13,200 common shares authorized for issuance under the Columbus Realty Trust 1993 Share Bonus Plan to certain nonexecutive employees and other key personnel for a purchase price equal to par value ($.01 per share). The difference between the fair market value for the shares on the date issued and the purchase price was $245,000 and was recognized as compensation expense in the Company's consolidated financial statements for the year ended December 31, 1994.

During the years ended December 31, 1996, and 1995, pursuant to the Share Bonus Plan and the Management Incentive Plan, the Company granted 34,085 and 17,649 restricted common shares, respectively, to certain executive officers at their election in lieu of payment of annual base salary, such shares having fair market values on the dates of grant of $652,000 and $333,000, respectively, equal to 150% of the annual base salary otherwise payable. The determination to grant common shares having a fair market value of 150% over the base salary otherwise payable was based upon the risks of forfeiture of the shares awarded and the other restrictions on transfer of the shares described below. In addition, the Company granted 33,749 and 25,641 restricted common shares in the years ended December 31, 1996 and 1995, (having fair market values on the dates of grant of $646,000 and $474,000, respectively) to certain executive officers and other employees as bonuses. The restricted common shares are generally subject to forfeiture in the event of termination of the recipient's employment with the Company within the three year period following the dates of grant, and may not be transferred until the end of the three-year restricted periods.

Each of the restricted common shares was granted for a purchase price of $0.01 per share. The difference between the purchase prices of the common shares and the aggregate fair market values of the common shares on the dates of grant (approximately $1.3 million in 1996 and $807,000 in 1995) will, to the extent such amounts are allocable to operations, be amortized as compensation expense ratably over the three-year periods commencing on the dates of grant. Accordingly, during the years ended December 31, 1996, and 1995, the Company did not recognize the compensation expense which would have been recognized if such annual base salaries and bonuses had been paid. However, for the years ended December 31, 1996, and 1995, the Company recognized $107,000 and $45,000, respectively, as amortization of deferred compensation expense, and $126,000 and $89,000, respectively, as bonus expense, based upon the portion of the amortization of the fair market values of restricted common shares granted in 1996 and 1995 allocable to operations.

In November 1996 the Company entered into performance based stock and dividend equivalent award agreements with its Chairman of the Board, Chief Executive Officer, and Chief Operating Officer. Under terms of the agreements, an aggregate of 260,000 common shares could be issued to the three executive officers in 2000 or 2002 if certain company performance criteria is met. Additionally, such executive officers could receive dividend equivalent payments, plus interest and reinvestment earnings, on the 260,000 common shares annually for the period beginning in January 1997. The performance based stock will be issued and the dividend equivalent payments will be made if the increase in the total return on the Company's common shares for the applicable period exceeds (by a specified amount) the weighted average total return per common share of all publicly traded equity residential apartment REITs, as determined by NAREIT indices.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996


9.  EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK PURCHASE PLAN

On July 23, 1995, the Company established the Columbus Realty Trust Employee Stock Purchase Plan whereby employees of the Company are eligible to purchase common shares directly from the Company for a purchase price equal to 85% of the current market price on the date of purchase. Employees are limited to purchases aggregating a market value of no more than $25,000 per plan year based on the market price on the first day of the plan year. Under the Employee Stock Purchase Plan, the Company issued 7,423 common shares for net proceeds of $121,000 in the year ended December 31, 1996, and 5,275 common shares for net proceeds of $51,000 in the year ended December 31, 1995.

401(K) SAVINGS PLAN

Pursuant to Columbus Realty Trust 401(k) Savings Plan (the 401(k) Plan), eligible employees (as defined in the 401(k) Plan) may join the 401(k) Plan on semi-annual enrollment dates. Participants may elect to defer up to 15% of their annual compensation to a maximum of $9,500 as pre-tax contributions to the plan (subject to certain limitations for highly-compensated employees). The Company has the option, but is not required, to make contributions to the 401(k) Plan. In January 1997 the Company contributed $27,000 to the 401(k) Plan for the benefit of participants contributing the 401(k) Plan during the six month period ended December 31, 1996.


10. TRANSACTIONS WITH AFFILIATES

Receivables from affiliates include the
 following (in thousands):                 December 31,
                                          --------------
                                            1996   1995
                                          --------------
 Amounts advanced to condominium
  homeowners' associations                 $ 54    $ 47
 Amounts advanced to non-management
  employees                                  34      12
 Receivable from Employee Stock
  Purchase Plan                               3       1
 Amounts advanced to affiliates in
  ordinary course of business for third
  party property management                   6     353
 Amounts receivable from owners of
  predecessors in connection with the
  acquisition of their interests             55       5
                                          -------------
                                           $152    $418
                                          =============

The Company provides property management services in connection with the management of certain properties owned by affiliates. Property management fee income relating to these contracts during the years ended December 31, 1996, 1995 and 1994, was approximately $238,000, $331,000, and $379,000, respectively.
Included in management fee income from affiliates in the year ended December 31, 1996, is $197,000 attributable to the Madison Office Building (The Madison), which the affiliates sold in January 1996. The Company received a marketing fee of $50,000 pursuant to the sale.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996


10. TRANSACTIONS WITH AFFILIATES (CONTINUED)

The Company paid approximately $160,000 and $106,000 in rent for office space at The Madison in the years ended December 31, 1995 and 1994, respectively. The Company continues to occupy the office space at The Madison pursuant to its lease obligation more fully described in Note 11.

In January 1996 the Company paid $150,000 to Wolverine Asset Management, Inc., an affiliate of a Trust Manager, for real estate advisory services in connection with the joint development agreement with Gaylord Properties, Inc. more fully described in Note 14.

The Company entered into certain note purchase agreements pursuant to borrowing arrangements between a bank and two of the Company's executive officers in the year ended December 31, 1996, as more fully described in Note 14.

11. OPERATING LEASES

The Company receives rental income from the properties under operating leases with terms ranging from less than one year to twenty years for the industrial and retail properties, and less than one year for most of the residential properties.

The minimum future rentals under operating leases for the industrial and retail properties as of December 31, 1996, are as follows (in thousands):


      Year Ending December 31,
      ------------------------
            1997                       $ 5,424
            1998                         5,052
            1999                         4,067
            2000                         1,594
            2001                         1,229
         Thereafter                      3,295
                                       -------
                                       $20,661
                                       =======

Included in the rentals under operating leases is one multifamily residential property that is subject to a master lease expiring in October 1999 with Electronic Data Systems (EDS). EDS has an option to purchase the property at the end of each lease year with the purchase price compounding 5% each year the option is not exercised.

The original term of Company's lease for its corporate offices at The Madison expired December 31, 1996, subject to three one-month renewal options. The Company expects to exercise all three renewal options for monthly base rent payments of approximately $15,000.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values. Notes payable result from (a) draws made on the Company's Credit Facility and the Wells Fargo loan during the years ended December 31, 1996, and 1995, which accrue interest at floating interest rates based on market rates and
(b) two first mortgage loans that accrue interest at 7.0% and 7.45%. The carrying values of the notes payable at December 31, 1996, and 1995 reasonably approximate their fair values.

13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited results of operations for 1996, 1995, and 1994 (in thousands, except per share data):

                                              Quarter Ended
                                              -------------
                                March 31  June 30  September 30  December 31
                                --------  -------  ------------  -----------
Year ended December 31, 1996
--------------------------------
Total revenues                   $10,934  $11,762     $12,554      $13,280
Net income                         2,696    2,809       2,848        3,105

Per common share:
 Net income                      $  0.23  $  0.24     $  0.24      $  0.24

Year ended December 31, 1995
--------------------------------
Total revenues                   $ 9,414  $10,271     $10,668      $10,898
Net income                         2,546    2,491       2,650        2,741

Per common share:
 Net income                      $  0.22  $  0.22     $  0.23      $  0.24

Year ended December 31, 1994
--------------------------------
Total revenues                   $ 6,237  $ 7,385     $ 8,379      $ 8,880
Net income                         1,829    1,979       2,458        2,495

Per common share:
 Net income                      $  0.21  $  0.23     $  0.23      $  0.22

14. COMMITMENTS AND CONTINGENCIES

GENERAL

The Company is subject to legal proceedings, claims and liabilities which arise in the ordinary course of its business. In the opinion of the Company, none of such proceedings is material in relation to the Company's consolidated financial statements.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

JOINT DEVELOPMENT AGREEMENT

The Company has entered into a joint development agreement with Gaylord Properties, Inc., to develop between 2,500 and 3,500 multifamily residential units in Addison, Texas. The first development under the agreement, Addison Circle One, is described in Note 3. The Company has the option, but is not obligated, to pursue additional development activities under the joint development agreement, subject to the agreement of Gaylord.

NOTE PURCHASE AGREEMENTS

In June 1996 the Company entered into Note Purchase Agreements (Purchase Agreements) pursuant to loans made between Bank One, Texas, N.A. (Bank One), and two of the Company's executive officers. The loans, in the form of credit facilities which may be drawn upon at the discretion of the borrowers up to maximum principal amounts of $350,000 and $300,000, are secured by pledges of 36,532 and 32,066 of the Company's common shares, respectively, owned by such executive officers. Should an event of default occur, Bank One may require the Company to purchase the notes for a purchase price equal to the balance then outstanding under the terms of the note agreements. If the Company is required to purchase the notes, the Company will obtain all rights of Bank One, as a secured party, with respect to the common shares securing the loans. Based on the closing market price for the Company's common shares on December 31, 1996, of $22.75, the market value of the pledged shares was approximately $831,000, and $730,000, respectively.

Such loans require quarterly interest-only payments beginning August 1, 1996, and mature on June 12, 1999. Interest accrues at floating rates determined by Bank One. The applicable interest rate in effect as of December 31, 1996, was 8.25% on principal balances outstanding under the credit facilities of $150,000 and $100,000. The borrowers were current on all obligations under the loans as of December 31, 1996.

LETTER OF CREDIT

Addison Circle One Ltd. obtained an irrevocable standby letter of credit of approximately $3.4 million in the year ended December 31, 1996. The letter of credit was obtained for the benefit of the Town of Addison, Texas, as a guaranty for payment of certain public infrastructure costs required in the construction of the Addison Circle One multifamily residential project. As of December 31, 1996, no amounts had been drawn on the letter, which expires on June 30, 1997.

15. SUBSEQUENT EVENTS

REAL ESTATE TRANSACTIONS

On January 16, 1997, the Company paid a deposit of $300,000 pursuant to an earnest money contract to purchase and redevelop a ten-acre tract known as the St. Luke's Hospital Campus located in Denver, Colorado. The Company expects to complete a purchase of the site when demolition of existing buildings, remediation of the properties, and certain other conditions are met.

                             COLUMBUS REALTY TRUST

                               DECEMBER 31, 1996

15. SUBSEQUENT EVENTS (CONTINUED)

REAL ESTATE TRANSACTIONS (CONTINUED)

On February 24, 1997, the Company purchased a 158-unit multifamily residential property known as The Commons at Turtle Creek, located in Dallas, Texas, for a purchase price of approximately $6.9 million. The purchase was funded from the Company's Credit Facility.

On February 27, 1997, the Company executed a forty-year land lease agreement for a redevelopment project, The Rice Hotel, located in Houston, Texas. The Rice Hotel is an 18-story structure originally built in 1913. Under terms of the agreement, the Company will fund redevelopment of the hotel into a mixed-use residential and retail facility comprised of 317 loft-style apartments and 21,000 square feet of retail space. The Company, in partnership with a Houston-based development company, will manage all aspects of the renovation, currently budgeted at approximately $33.3 million, and operations of the project upon completion. The Houston Housing Finance Corporation (HHFC), owner of the land, will fund approximately $6.6 million of abatement and infrastructure costs, and the Company will provide the balance of the funding. Concurrently with closing the lease agreement, the Company guaranteed a $20.0 million construction loan for the project. The remainder of the Company's renovation costs will be funded from draws on the Credit Facility or other short term financing.

OTHER

On February 25, 1997 the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering 1,000,000 common shares for issuance pursuant to the Columbus Realty Trust Employee Incentive Plan.

On March 7, 1997, the Company declared a dividend of $0.395 per common share, payable on March 25, 1997, to shareholders of record on March 21, 1997.

                              COLUMBUS REALTY TRUST
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                           JUNE 30,    DECEMBER 31,
                                             1997          1996
                                        ---------------------------
                                  ASSETS  (Unaudited)
         Real Estate:
            Land                            $ 58,337       $ 54,399
            Buildings and improvements       328,322        285,104
            Furniture, fixtures, and
             equipment                         4,912          4,696
            Construction in progress          61,785         55,614
                                        ---------------------------
                                             453,356        399,813
            Less accumulated
             depreciation                     46,576         40,492
                                        ---------------------------
            Real estate held for
             investment                      406,780        359,321
            Real estate held for sale          3,058          3,980
                                        ---------------------------
                                             409,838        363,301

         Cash and cash equivalents             6,688          2,641
         Restricted cash                         313            554
         Accounts receivable                   1,186            663
         Receivables from affiliates             184            152
         Deferred assets, net of
          accumulated amortization             1,361          1,736
         Investment in unconsolidated
          subsidiary                             300              -
         Other assets                         10,843          5,529
                                        ---------------------------
         Total assets                       $430,713       $374,576
                                        ===========================

                     LIABILITIES AND SHAREHOLDERS' EQUITY
         Liabilities:
            Notes payable                   $231,477       $179,855
            Accounts payable and
             accrued expenses                  7,494          3,536
            Accrued interest                     332            288
            Accrued property taxes             4,228          6,727
            Tenant security deposits           1,841          1,671
            Prepaid rent                         384            358
            Minority interest                  2,063          2,063
                                        ---------------------------
         Total liabilities                   247,819        194,498

         Shareholders' equity:
            Preferred shares, $.01 par
             value; 10,000,000 shares
             authorized; none issued
             or outstanding                        -              -
            Common shares, $.01 par
             value; 100,000,000 shares
             authorized; 13,409,467
             and 13,059,137 shares
             issued at June 30, 1997,
             and December 31, 1996,
             respectively                        134            131
             Additional paid-in capital      213,981        206,564
             Retained earnings (deficit)     (30,765)       (26,611)
             Notes due on common stock
              purchases                         (450)             -
                                        ---------------------------
                                             182,900        180,084
             Less 900 common shares in
              treasury, at cost                   (6)            (6)
                                        ---------------------------

         Total shareholders' equity          182,894        180,078
                                        ---------------------------
         Total liabilities and
          shareholders' equity              $430,713       $374,576
                                        ===========================

         The accompanying notes are an integral part of the financial statements.

                              COLUMBUS REALTY TRUST
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (In thousands, except share and per share data)

                                          THREE MONTHS ENDED JUNE 30,  SIX MONTHS ENDED JUNE 30,
                                                   1997          1996          1997         1996
                                        --------------------------------------------------------
         Revenue:
            Rental                          $    14,018   $    11,066   $    26,879  $    21,367
            Property management                      38            74            71          149
            Interest and other                      763           622         1,357        1,180
                                        --------------------------------------------------------
         Total revenue                           14,819        11,762        28,307       22,696

         Expenses:
            Repairs and maintenance               1,030           912         1,944        1,702
            Other property operating                662           601         1,279        1,191
            Advertising                             193           168           429          281
            General and administrative
             - properties                           864           811         1,706        1,622
            General and administrative
             - corporate                            685           538         1,331        1,046
            Real estate taxes                     2,115         1,516         4,091        2,937
            Interest                              2,746         1,869         4,898        3,364
            Interest related to
             amortization of deferred
               financing costs                      150            92           252          159
            Depreciation and
            amortization                          3,245         2,488         6,201        4,931
                                        --------------------------------------------------------
         Total expenses                          11,690         8,995        22,131       17,233
                                        --------------------------------------------------------

         Income from operations                   3,129         2,767         6,176        5,463
         Equity in earnings of
         unconsolidated subsidiary                    -             -             -            -
                                        --------------------------------------------------------
         Income before gain on sale of
          real estate                             3,129         2,767         6,176        5,463
            Gain on sale of real estate             276            42           561           42
                                        --------------------------------------------------------
         Net income                         $     3,405   $     2,809   $     6,737  $     5,505
                                        ========================================================

         Net income per common share,
          primary and fully diluted:
         Income before gain on sale of
          real estate                             $0.23         $0.24         $0.46        $0.47
            Gain on sale of real estate            0.02             -          0.04            -
                                        --------------------------------------------------------
         Net income                               $0.25         $0.24         $0.50        $0.47
                                        ========================================================

         Weighted average number of
          common shares outstanding
          (including common share
           equivalents):                     13,629,781    11,767,043    13,496,035   11,723,562

   The accompanying notes are an integral part of the financial statements.

                              COLUMBUS REALTY TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  (In thousands)

                                            SIX MONTHS ENDED JUNE 30,
                                                1997          1996
                                        -------------------------------
       OPERATING ACTIVITIES
       Net income                             $  6,737      $  5,505
       Adjustments to reconcile net
        income to net cash provided by
        operating activities:
          Depreciation and amortization          6,201         4,931
          Amortization of deferred
           financing costs                         252           159
          Gain on sale of real estate             (561)          (42)
          Net effect of changes in
           operating assets and
           liabilities                          (7,171)       (6,490)
                                        -------------------------------
       Net cash provided by operating
        activities                               5,458         4,063

       INVESTING ACTIVITIES
       Payment of construction costs           (38,713)      (32,694)
       Acquisition of real estate               (9,759)       (5,805)
       Proceeds from sale of real estate         2,113            91
       Improvements to real estate
        investments                             (1,033)       (1,126)
       Advances for common stock
        purchases                                 (450)            -
       Purchase of furniture, fixtures,
        and equipment                             (216)         (206)
       Decrease in restricted cash                 242           153
                                        -------------------------------
       Net cash used in investing
        activities                             (47,816)      (39,587)

       FINANCING ACTIVITIES
       Proceeds from notes payable              52,068        38,725
       Payment of dividends                    (10,442)       (8,678)
       Proceeds from employee and
        shareholder plans                        5,362         1,262
       Payment of notes payable                   (446)         (414)
       Payment of offering costs                   (89)          (73)
       Payment of financing costs                  (48)         (257)
                                        ----------------------------
       Net cash provided by financing
        activities                              46,405        30,565
                                        ----------------------------

       Net increase (decrease) in cash
        and cash equivalents                     4,047        (4,959)
       Cash and cash equivalents at
        beginning of period                      2,641        10,754
                                        ----------------------------
       Cash and cash equivalents at end
        of period                             $  6,688      $  5,795
                                        ============================

       Supplemental cash flow
        information:
          Interest payments, including
           approximately $2,720 and
           $2,920 interest capitalized
           in 1997 and 1996,
           respectively                       $  7,573      $  6,217

       Noncash investing and financing
        activity:
          Investment in unconsolidated
           subsidiary                         $    300      $      -
          Issuance of shares under
           compensation and bonus plans          1,698         1,305


   The accompanying notes are an integral part of the financial statements.

                             COLUMBUS REALTY TRUST

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

                                  (UNAUDITED)

1.  BASIS PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND FORMATION

Columbus Realty Trust (the Company) was organized as a Texas real estate investment trust on October 12, 1993, to continue the multifamily operations of Columbus Realty Holdings, Inc. (CRH) and certain of its affiliates and predecessors (collectively, the Columbus Group). The Company commenced operations December 29, 1993, upon completion of an initial public offering of 6,898,566 common shares at a price of $17.25 per share.

Net proceeds from the public offering were approximately $111.6 million before offering costs. In connection with the offering, the Company drew $15 million on its credit facility, for total proceeds of approximately $126.5 million. The proceeds were primarily used to pay off mortgage notes payable and the related debt prepayment penalties of the Columbus Group and of Texana-RAT II Associates, Inc. and certain of its affiliates (collectively, the Texana Group), and for the acquisition of the ownership interests of the Columbus Group and the Texana Group (collectively, the predecessors to Columbus Realty Trust).

Upon consummation of the public offering, the ownership interests of the Columbus Group in seven multifamily residential properties were transferred to the Company. Concurrently, the ownership interests of the Texana Group in five multifamily residential, two industrial, and one retail property were transferred to the Company. The properties are located primarily in the greater Dallas, Texas, metropolitan area.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include those of the Company, its subsidiaries and partnerships in which the Company has a controlling interest. The Company's investment in Armada Homes, Inc. (Armada), is accounted for using the equity method. At June 30, 1997, the Company owned an approximate 95% non-voting interest in Armada. The Company's share of net income of Armada is included in the Company's statement of operations. The effects of all significant intercompany transactions have been eliminated.

INTERIM UNAUDITED FINANCIAL INFORMATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In management's opinion, the interim financial statements reflect all adjustments necessary for a fair presentation of the financial position of the Company. All adjustments were of a normal recurring nature except for the adjustments to reflect real estate transactions more fully described in Note 2. The operating results for the interim period ended June 30, 1997, are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1997. For further information, refer to the financial statements and accompanying footnotes included in the Columbus Realty Trust Form 10-K/A for the fiscal year ended December 31, 1996 (the 1996 Annual Report).

                             COLUMBUS REALTY TRUST

2.  REAL ESTATE TRANSACTIONS

PROPERTY ACQUISITION

On February 24, 1997, the Company purchased a 158-unit multifamily residential property known as The Commons at Turtle Creek, located in Dallas, Texas, for a purchase price of approximately $6.9 million. The purchase was funded from the Company's credit facility (the Credit Facility) more fully described in the 1996 Annual Report.

DEVELOPMENT PROJECTS

On January 16, 1997, the Company paid a deposit of $300,000 pursuant to an earnest money contract to purchase and redevelop a ten-acre tract known as the St. Luke's Hospital Campus located in Denver, Colorado. The Company expects to complete a purchase of the site when the seller completes demolition of certain existing buildings and meets other conditions.

On February 27, 1997, the Company executed a forty year land lease agreement for a redevelopment project, The Rice Hotel, located in Houston, Texas. The Rice Hotel is an 18-story structure originally built in 1913. Under terms of the agreement, the Company will fund redevelopment of the hotel into a mixed-use residential and retail facility comprised of 317 loft-style apartments and 21,000 square feet of retail space. The Company, in partnership with a Houston-based development company, will manage all aspects of the renovation (currently budgeted at approximately $33.3 million) and operations of the project upon completion. The Houston Housing Finance Corporation (HHFC), owner of the land, will fund approximately $6.6 million of abatement and infrastructure costs. Concurrently with closing the lease agreement, the Company guaranteed a $20.0 million construction loan for the project. The remainder of the partnership's renovation costs will be funded from draws on a short term unsecured credit line more fully described in Note 4, the Credit Facility, cash flow from operations, or other short term financing.

On May 7, 1997, the Company purchased a redevelopment site, The American Beauty Mill, located in Dallas, Teaxas for $565,000. The Company expects to renovate the property, formerly a flour mill and office complex, for adaptive reuse as a multifamily residential project. The project is budgeted at approximately $5.0 million and will include 82 loft-style residential units upon completion. The acquisition and development costs to date have been funded from the Company's unsecured credit line.

On May 12, 1997, the Company purchased a development site for a multifamily residential project in the Uptown District of Dallas, Texas, for approximately $2.3 million. The purchase was primarily funded with seller financing of approximately $2.0 million. See Note 4.

SALES OF CONDOMINIUM UNITS

Eight units in the Villas of Valley Ranch condominium community and 19 units in the Springstead condominium community were sold during the six months ended June 30, 1997, for net proceeds of approximately $2.1 million resulting in a net gain of $561,000.

3.  INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

The investment in unconsolidated subsidiary at June 30, 1997, reflects a contribution of land to be used as a development site in exchange for 300 shares of non-voting preferred stock ($1,000.00 par value per share) in Armada. In July 1997 the Company purchased 8,999 shares of non-voting common stock ($0.01 par value per share), and an additional 100 shares of non-voting preferred stock in Armada.

                             COLUMBUS REALTY TRUST

4.  NOTES PAYABLE

UNSECURED CREDIT LINE

The Company obtained a short term $15 million unsecured credit line (the Unsecured Credit Line) from Bank One, Texas, N.A. in the first quarter of 1997. On August 1, 1997, the Company and Bank One agreed to increase the credit line to $17 million and to extend the maturity date to September 2, 1997. The Unsecured Credit Line will be drawn upon in increments determined by the Company, and may be repaid at any time without penalty. Interest-only payments are due monthly on the unpaid principal balance at LIBOR plus 205 basis points (7.4875% at June 30, 1997). Approximately $5.2 million was outstanding on the Unsecured Credit Line at June 30, 1997.

CONSTRUCTION LOAN

On May 1, 1997, Wells Fargo Realty Advisors Funding, Inc. (Wells Fargo) agreed to increase the amount available under its construction loan to Addison Circle One, Ltd., a subsidiary of the Company, by $901,000 to approximately $22.2 million. The increased borrowing capacity will be used to fund energy management systems at the Addison Circle One multifamily residential and retail project. No other terms of the construction loan were modified. As of June 30, 1997, Addison Circle One, Ltd. had drawn approximately $12.3 million on the Wells Fargo loan.

MORTGAGE LOAN

In connection with the development site acquired in May 1997, the Company obtained a first lien mortgage loan in the amount of approximately $2.0 million from the unaffiliated seller. Monthly interest-only payments are due at 8% per annum until December 1, 1997, when the interest rate increases to 10% per annum. The note matures on May 12, 1998, and may be prepaid without penalty.

5.  SHAREHOLDERS' EQUITY

NET INCOME PER COMMON SHARE

Net income per common share has been computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding during the period presented.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128), which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. The Company believes the adoption of SFAS 128 will not have a material effect on earnings per share of the Company.

NOTES DUE ON COMMON STOCK PURCHASES

On May 23, 1997, the Company received proceeds of $900,000 as a result of the purchase by three of the Company's Trust Managers of an aggregate of 46,152 of the Company's common shares pursuant to stock purchase awards granted in May 1996 at a purchase price of $19.50 per share (the fair market value of the common shares on the date of grant). The stock purchase awards included provisions that allowed the Trust Managers to borrow up to 50% of the purchase price of the common shares. Accordingly, the Company loaned an aggregate of $450,000 to the Trust Managers on the exercise date. Quarterly interest-only payments at 7.34% per annum are required on the notes which are secured by the common shares purchased. The loans mature on May 30, 2007, unless accelerated due to resignation from the Board of Trust Managers or under certain other circumstances.

                             COLUMBUS REALTY TRUST

5.  SHAREHOLDERS' EQUITY, CONTINUED

DISTRIBUTIONS

The Company paid two quarterly dividends of $0.395 per common share totaling approximately $10.4 million in the six months ended June 30, 1997. The Company received approximately $4.4 million in proceeds from the sale of 222,073 common shares issued concurrently with the dividend payments pursuant to the Dividend Reinvestment Plan.

SHAREHOLDER RIGHTS PLAN

Effective May 23, 1997, the Board of Trust Managers of the Company adopted a shareholder rights plan. Under the plan, shareholders have certain rights to purchase Series A Junior Participating Preferred Shares, par value $.01 per share (Series A Junior Preferred) under certain circumstances, including the event of unsolicited attempts to acquire a controlling interest in the Company. Each right, when exercisable, will entitle the holder to purchase from the Company one one-hundredth of a share of Series A Junior Preferred at a price of $70.00 or, in certain circumstances, such right will entitle the holder, other than an acquiring person, to receive, upon exercise at the then current price of the right, common shares of the Company having a value equal to two times the exercise price of the right. Of the 10,000,000 preferred shares the Company is authorized to issue, 500,000 shares have been designated Series A Junior Preferred. The Series A Junior Preferred has certain dividend, voting and liquidation preferences. No preferred shares have been issued.

6.  SHARE BONUS AND INCENTIVE PLANS

The Company has established certain bonus incentive plans for the purpose of advancing the long term interests of the Company and its shareholders by increasing the grantees' ownership in the Company, and providing additional incentive to promote its success and growth.

During the six months ended June 30, 1997, pursuant to the Columbus Realty Trust Employee Incentive Plan (Employee Incentive Plan), the Company granted 48,280 restricted common shares to certain executive officers, at their election, in lieu of payment of annual base salary, such shares having a fair market value on the date of grant of approximately $1.0 million, equal to 150% of the annual base salary otherwise payable. In addition, the Company granted 2,464 restricted common shares (having fair market values on the dates of grant of $50,000) to certain Trust Managers equal to 150% of the quarterly trust manager fee otherwise payable. The determination to grant common shares having a fair market value of 150% of the base salary or trust manager fees otherwise payable was based upon the risks of forfeiture of the shares awarded and the other restrictions on transfer of the shares as described below. In addition, the Company granted 30,264 restricted common shares having a fair market value on the date of grant of $636,000 to certain executive officers and other employees as bonuses. The restricted common shares are generally subject to forfeiture in the event of termination of the recipient's employment with the Company within the three year period following the date of grant and may not be transferred until the end of the three year restricted period.

Each of the restricted common shares was granted for a purchase price of $0.01 per share. The difference between the purchase price of the common shares and the aggregate fair market values of the common shares on the dates of grant (approximately $1.6 million in the aggregate) will, to the extent such amounts are allocable to operations, be amortized as compensation expense ratably over the three year periods commencing on the dates of grant. Accordingly, during the three and six months ended June 30, 1997, the Company did not recognize the compensation expense which would have been recognized if such annual base salaries and cash bonuses had been

                             COLUMBUS REALTY TRUST

6.  SHARE BONUS AND INCENTIVE PLANS, CONTINUED

paid. The portion of the amortization of the fair market values of restricted common shares granted in 1997, 1996, and 1995 allocable to operations is set forth in the following table (in thousands):




                             Three Months Ended June 30,   Six Months Ended June 30,
                                  1997         1996            1997           1996
                             ------------------------------------------------------
Amortization of deferred
 compensation expense              $  59        $  33       $  88          $  44
Amortization of deferred
 bonus expense                        52           37          85             53
                             ------------------------------------------------------
                                   $ 111        $  70       $ 173          $  97
                             ======================================================

7.  TRANSACTIONS WITH AFFILIATES

Amounts receivable from affiliates include the following (in thousands):

                                                           June 30,      December 31,
                                                             1997           1996
                                                           --------------------------
 Amounts advanced to condominium homeowners'
  associations                                              $  61          $  54
 Amounts advanced to non-management employees                  38             34
 Receivable from Employee Stock Purchase Plan                   4              3
 Amounts receivable from owners of predecessors in
  connection with the acquisition of their interests           57             55
 Amounts advanced to affiliates in ordinary course
  of business for third party property management              24              6
                                                            --------------------
                                                            $ 184          $ 152
                                                            ====================

8.  COMMITMENTS AND CONTINGENCIES

GENERAL

The Company is subject to certain legal proceedings, claims and liabilities which arise in the ordinary course of its business. In the opinion of the Company's management, none of such proceedings is material in relation to the Company's consolidated financial statements.

OPERATING LEASE

In March 1997 the Company executed an agreement to extend its lease for the corporate offices. The lease agreement, which expires in December 1998, requires minimum rent payments of $306,000 for the year ended December 31, 1997, and $347,000 for the year ended December 31, 1998.

9.  SUBSEQUENT EVENT

On August 4, 1997, the Company announced that it has entered into a definitive agreement and plan of merger with Post Properties, Inc., a Georgia corporation
(Post), pursuant to which the Company would be merged into Post. Post, which is one of the largest developers and operators of multifamily properties, currently owns 21,673 apartment homes located primarily in metropolitan Atlanta, Georgia and Tampa, Florida. Pursuant to the merger agreement, each outstanding common share of the Company will be converted into .615 shares of common stock of Post which will result in the issuance of approximately 8.4 million shares of common stock of Post. The merger is expected to be completed in November 1997, subject to the approval of the shareholders of the Company and Post and other customary conditions.